          Contact:       Jerome J. Gassen
        President and Chief Executive Officer
        (765) 529-2230

AMERIANA BANCORP REPORTS SECOND QUARTER NET INCOME
OF $229,000 OR $0.08 PER SHARE

NEW CASTLE, Ind. (August 4, 2010) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced results for the three and six months ended June 30, 2010.  For the second quarter, Ameriana reported net income of $229,000 or $0.08 per basic and diluted share compared with a net loss of $466,000 or $(0.16) per basic and diluted share for the second quarter of 2009, continuing a positive earnings trend that began in the second half of 2009.  For the first six months of 2010, Ameriana's net income totaled $309,000 or $0.10 per basic and diluted share versus a net loss of $579,000 or $(0.19) per basic and diluted share in the year-earlier period.

Ameriana's second quarter earnings improvement primarily reflected a $560,000 gain on the sale of $10.9 million of seasoned, performing residential mortgage loans and the reversal of $292,000 of expense related to a post-retirement health insurance plan for directors, which the Company has eliminated.  Also contributing to Ameriana's improved results was a $322,000 increase in net interest income that reflected a continued expansion of net interest margin.  These factors helped offset the impact of credit costs, which remain at an elevated level, including a $658,000 provision of loan losses and $361,000 in net direct costs associated with other real estate owned ("OREO").

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to announce another profitable quarter for Ameriana, our fourth consecutive quarter reflecting earnings momentum and the highest level of quarterly net income achieved during the past year.  Our results reflect the positive impact of several measures we implemented last year to strengthen our balance sheet and improve our net interest margin, which has now increased for four straight quarters.  While our operating environment remains challenging, we are pleased with the fundamental progress Ameriana is achieving in many aspects of its business, including improving credit quality, and we remain enthusiastic about how this progress will translate into future growth for the Ameriana brand and increased value for our shareholders when the economy begins to show sustainable improvement."

Ameriana's expansion of its banking network in late 2008 and mid-2009, with the addition of new banking centers in Carmel, Fishers and Westfield, continues to contribute to the growth of the Company in terms of loans, deposits and visibility for the Ameriana brand.  "Our banking centers in these areas reflect a way of community banking for our customers that is uniquely Ameriana," Gassen added.  "These communities are fast-growing and demonstrate other strong demographics that make them attractive markets for an expanded slate of financial products, like investment and brokerage services, mortgage lending, insurance products and other retail consumer services, which extends well beyond the conventional appeal of basic banking services.  We continue to be pleased by the positive response we have received from customers regarding the new style of Ameriana community banking in these new markets and across our network of banking centers."

Ameriana Bancorp's net interest income increased 11% for the second quarter of 2010 compared with the year-earlier period, and was up 9% for the first half of 2010 compared with the same period of 2009.  These improvements were achieved with a lower volume of interest-earning assets resulting from a balance sheet restructuring in the last half of 2009, which  increased the Bank's regulatory capital ratios and led to an increasing net interest margin.  For the second quarter of 2010, Ameriana's net interest margin on a fully tax-equivalent basis increased to 3.61% or 11 basis points more than the first quarter of 2010 and 75 basis points higher than the second quarter of 2009, continuing a positive trend that began in the third quarter of 2009.

Ameriana continues to navigate the prolonged downturn in the economy, characterized by high unemployment, declining home prices and an uncertain outlook, which together exert pressure on borrowers and result in high credit costs for the Company.  In this environment, the Bank's non-performing assets, which include non-performing loans, OREO and repossessed assets, have remained at a relatively stable level over the past several quarters after rising steadily during the first half of 2009 following the onset of the recession.  Non-performing assets totaled $15.7 million at June 30, 2010, compared with $16.0 million at March 31, 2010, and $14.6 million as of December 31, 2009.  Net charge-offs for the second quarter of 2010 were $588,000, up from $402,000 for the first quarter of the year, but below net charge-offs of $772,000 for the fourth quarter of 2009.

While the levels of non-performing assets and net charge-offs reflect a certain amount of stability in credit quality, the Company recognizes that the ongoing decline in asset values often makes a favorable resolution of problem loans difficult.  As part of its efforts to manage credit issues and boost the Company's allowance for loan losses in the face of a still-elevated level of net charge-offs and non-performing loans, Ameriana recorded a $658,000 provision for loan losses in the second quarter of 2010.  The Company's allowance for loan losses was $4.0 million or 1.32% of total loans at June 30, 2010, up from 1.23% of total loans at December 31, 2009 and 1.07% of total loans at June 30, 2009.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2009, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Interest income	$5,117	$5,580	$10,200	$11,403
Interest expense	1,745	2,530	3,545	5,312
Net interest income	3,372	3,050	6,655	6,091
Provision for loan losses	658	615	1,018	953
Net interest income after provision for loan losses	2,714	2,435	5,637	5,138
Other income	1,719	1,020	3,071	1,798
Other expense	4,220	4,343	8,506	8,198
Income (loss) before income taxes	213	(888)	202	(1,262)
Income tax benefit	16	422	107	683
Net income (loss)	$229	$(466)	$309	$(579)

Earnings (loss) per share:
Basic	$0.08	$(0.16)	$0.10	$(0.19)
Diluted	$0.08	$(0.16)	$0.10	$(0.19)

Weighted average shares outstanding:
Basic	2,989	2,989	2,989	2,989
Diluted	2,989	2,989	2,989	2,989

Dividends declared per share	$0.01	$0.04	$0.02	$0.08

	June 30, 2010	Dec. 31, 2009	June 30, 2009
Total assets	$430,741	$441,563	$489,436
Cash and cash equivalents	20,775	19,588	27,156
Investment securities available for sale	39,767	35,841	64,852
Loans receivable	306,513	325,549	339,466
Allowance for loan losses	4,033	4,005	3,643
Loans, net	302,480	321,544	335,823
Allowance for loan losses as a percentage of loans receivable	1.32%	1.23%	1.07%
Non-performing loans	$5,872	$9,052	$4,407
Allowance for loan losses as a percentage of non-performing loans	68.7%	44.2%	82.7%
Deposits:
Non-interest-bearing	$31,374	$29,531	$28,325
Interest-bearing	300,411	308,850	345,454
	331,785	338,381	373,779

Borrowed funds	$58,810	$64,185	$74,235
Shareholders' equity	33,381	32,575	33,090
Book value per share	11.17	10.90	11.07